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                                                                    EXHIBIT 23.1

The Board of Directors
Pain Therapeutics, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-41660) on Form S-8 of Pain Therapeutics, Inc (a development stage enterprise) of our report dated March 2, 2001 relating to the balance sheets of Pain Therapeutics, Inc. as of December 31, 1999 and 2000, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from May 4, 1998 (inception) through December 31, 1998, for the years ended December 31, 1999 and 2000 and for the period from May 4, 1998 (inception) through December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Pain Therapeutics, Inc.


/s/ KPMG LLP

San Francisco, California
March 30, 2001